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Exhibit  5          Opinion Re Legality


March, 1999


Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA  01111

RE: Massachusetts Mutual Fixed Account with Market Value
    Adjustment; Commission File No. 33-84802

Ladies and Gentlemen:


This opinion is furnished in connection with the filing of Post-Effective Amendment No. 5 to the Registration Statement on Form S-2 (the "Registration Statement") under the Securities Act of 1933 for Massachusetts Mutual Fixed Account with Market Value Adjustment (the "Fixed Account") offered in connection with OppenheimerFunds LifeTrust Variable Annuity contract, issued by Massachusetts Mutual Life Insurance Company ("MassMutual").


The Fixed Account offers investors the choice among various guarantee periods to which account value may be allocated. If such amounts remain in the Fixed Account for the chosen guarantee period, then a guaranteed rate of interest will be paid. If, however, amounts are withdrawn prior to the expiration of the selected guarantee period, such withdrawal will be subject to a market value adjustment.


As Counsel for MassMutual, I provide legal advice to MassMutual in connection with the operation of its variable products. In such role I have participated in the preparation of Post-Effective Amendment No. 5 to the Registration Statement for the Fixed Account.


In so acting, I have made such examination of the law and examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I am of the following opinion:

1. MassMutual is a valid and subsisting corporation, organized and operated under Massachusetts law, and subject to regulation by the Massachusetts Commissioner of Insurance.

2. The securities being registered, when sold will be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment.

                                   Very truly yours,

                                   /s/ James M. Rodolakis
                                   ------------------------
                                   James M. Rodolakis
                                   Counsel


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